                                          April 28, 2000

Dear Shareholder:

    You are cordially invited to attend the 2000 Annual Meeting of Shareholders of iBasis, Inc., which will be held at The Marriot, Rt. 128 and 3A, One Mall Road in Burlington, Massachusetts, on Wednesday, May 24, 2000 at 10:00 a.m.

    The Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, accompany this letter. The Company's Annual Report to Shareholders is also enclosed for your information.

    All shareholders are invited to attend the Annual Meeting. However, to ensure your representation at the Annual Meeting, you are urged to complete, date, sign and return the enclosed Proxy Card (a postage-prepaid envelope is enclosed for that purpose).

    YOUR SHARES CANNOT BE VOTED UNLESS YOU DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD OR ATTEND THE ANNUAL MEETING IN PERSON. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the shareholders is important.

Very truly yours,

[LOGO]

Ofer Gneezy
President and
Chief Executive Officer

                                  IBASIS, INC.
                                20 SECOND AVENUE
                        BURLINGTON, MASSACHUSETTS 01803
                            ------------------------

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS
                             ---------------------

TO OUR SHAREHOLDERS:

    The Annual Meeting of Shareholders (the "MEETING") of iBasis, Inc., a Delaware corporation (the "COMPANY"), will be held on Wednesday, May 24, 2000 at 10:00 a.m., at The Marriot, Rt. 128 and 3A, One Mall Road, Burlington, Massachusetts. The purposes of the Meeting shall be:

    1. To elect two Class 1 directors to hold office for a three year term and until such directors' successors have been duly elected and qualified.

    2. To ratify the appointment of the firm of Arthur Andersen LLP, as independent auditors for the Company for the fiscal year ending December 31, 2000.

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Shareholders of record on the books of the Company at the close of business on April 21, 2000 will be entitled to notice of and to vote at the Meeting.

    Please sign, date, and return the enclosed proxy card in the enclosed envelope at your earliest convenience. If you return the proxy, you may nevertheless attend the Meeting and vote your shares in person.

    All shareholders of the Company are cordially invited to attend the Meeting.

                                          By Order of the Board of Directors

                                          [LOGO]

                                          Ofer Gneezy
                                          Secretary

Burlington, Massachusetts
April 28, 2000

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE, AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED FROM WITHIN THE UNITED STATES.

                                  IBASIS, INC.
                                20 SECOND AVENUE
                        BURLINGTON, MASSACHUSETTS 01803
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 24, 2000

    Proxies enclosed with this Proxy Statement are solicited by the Board of Directors of iBasis, Inc., a Delaware corporation (the "COMPANY"), for use at the Annual Meeting of Shareholders (the "MEETING") to be held on Wednesday, May 24, 2000 at 10:00 a.m., at The Marriot, Rt. 128 and 3A, One Mall Road, Burlington, Massachusetts, and any adjournments thereof.

    Registered shareholders can vote their shares by mailing their signed proxy card. The Company believes that the procedures that have been put in place are consistent with the requirements of applicable law.

    Shares represented by duly executed proxies received by the Company prior to the Meeting will be voted as instructed in the proxy on each matter submitted to the vote of shareholders. If any duly-executed proxy is returned without voting instructions, the persons named as proxies thereon intend to vote all shares represented by such proxy FOR the election of the nominees for director named below and FOR the ratification of selection of auditors described in this Proxy Statement. The Board of Directors of the Company (the "BOARD OF DIRECTORS") is not aware of any other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all duly executed proxies received by the Company will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.

    Any shareholder may revoke a proxy at any time prior to its exercise by delivering a later-dated proxy, by written notice of revocation to the Secretary of the Company at the address of the Company set forth above, or by voting in person at the Meeting. If a shareholder does not intend to attend the Meeting, any written proxy or notice should be returned for receipt by the Company, not later than the close of business on May 23, 2000. The Company has retained EquiServe Trust Company N.A. to organize the distribution and return of the proxy materials. EquiServe is paid $15,000 annually for various services, including those rendered in connection with the Companies Annual Meeting. The Company will bear the cost of solicitation of proxies relating to the Meeting.

    Only shareholders of record as of the close of business on April 21, 2000 (the "RECORD DATE") will be entitled to notice of and to vote at the Meeting and any adjournments thereof. As of the Record Date there were 32,287,190 shares (excluding treasury shares) of the Company's Common Stock, $0.001 par value (the "COMMON STOCK"), issued and outstanding. Such shares of Common Stock are the only voting securities of the Company. Shareholders are entitled to cast one vote for each share of Common Stock held of record on the Record Date.

    An Annual Report to Shareholders, containing financial statements for the fiscal year ended December 31, 1999, preceded or accompanies this Proxy Statement. The mailing address of the Company's principal executive offices is 20 Second Avenue, Burlington, Massachusetts 01803.

    This Proxy Statement and the proxy enclosed herewith were first mailed to shareholders on or about April 28, 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 15, 2000 (i) by each person who is known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, (ii) by each of the Company's directors, (iii) by each of the Named Executive Officers (as defined under "Summary Compensation" below) and (iv) by all directors and executive officers as a group.

                                                               SHARES BENEFICIALLY
                                                                      OWNED
                                                              ---------------------
DIRECTORS, OFFICERS AND 5% SHAREHOLDERS                         NUMBER     PERCENT
---------------------------------------                       ----------   --------
Charles River Partnership VIII, LP and affiliated
  entities(1)...............................................   3,711,500     11.0%
Izhar Armony(1).............................................   3,711,500     11.0%
Ofer Gneezy(2)..............................................   3,661,939     10.9%
Menlo Ventures VII, L.P. and affiliated entities(3).........   3,445,713     10.2%
John Jarve(3)...............................................   3,445,713     10.2%
Technology Crossover Ventures and affiliated entities(9)....   1,853,547      5.5%
Gordon J. VanderBrug(5).....................................   1,780,251      5.3%
Robert Maginn(6)............................................   1,381,719      4.1%
Charles N. Corfield(7)......................................   1,214,416      3.6%
Integral Capital Partners IV, L.P. and affiliated entities
  (8).......................................................   1,029,749      3.1%
Charles S. Houser(9)........................................   1,099,999      3.3%
Seruus Telecom Fund, L.P....................................     999,999      3.0%
Michael J. Hughes(10).......................................      60,827     *
John G. Henson, Jr.(11).....................................      51,250     *
Carl Redfield...............................................           0     *
Charles M. Skibo............................................           0     *
ALL EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP (11
  PERSONS)(12)..............................................  17,410,613       52%

------------------------

*   Less than 1%

(1) Consists of 3,742,493 shares held by Charles River Partnership VIII, LP and 69,007 shares held by Charles River VIII-A, LLC. Mr. Armony, one of our directors, is a partner of Charles River Ventures, an affiliate of Charles River Partnership VIII, LP and Charles River VIII-A, LLC. Mr. Armony disclaims beneficial ownership of the shares held by the entities affiliated with Charles River Ventures, except to the extent of his pecuniary interest therein. Based upon information provided by Charles River Partnership VIII and affiliated entities' Schedule 13G, filed with the SEC February 2, 2000. The address for Mr. Armony and Charles River Ventures is 1000 Winter Street, Suite 3300, Waltham, Massachusetts 02451.

(2) Includes 20,000 shares of common stock issuable upon exercise of options within 60 days of December 31, 1999. Also includes 50,000 shares held by The Ofer Gneezy 1999 Family Trust for the benefit of Mr. Gneezy's children.
    Mr. Gneezy disclaims beneficial ownership of the shares held by The Ofer Gneezy 1999 Family Trust. Based in part upon information provided by Mr. Gneezy's Schedule 13G, filed with the SEC February 14, 2000. Mr. Gneezy is our President, Chief Executive Officer and one of our directors.

(3) Consists of 3,657,869 shares held by Menlo Ventures VII, L.P. and 153,631 shares held by Menlo Entrepreneurs Fund VII, L.P. Mr. Jarve, one of our directors, is managing director of MV Management VII, LLC, the general partner of Menlo Ventures VII, L.P. and Menlo Entrepreneurs Fund VII, L.P. Mr. Jarve disclaims beneficial ownership of the shares held by the entities affiliated with Menlo Ventures, except to the extent of his pecuniary interest therein. Based upon information provided by Menlo Ventures VII, L.P. and affiliated entities' Schedule 13G, filed with the SEC February 4, 2000.

    The address for Mr. Jarve and Menlo Ventures is 3000 Sand Hill Road, Building 4, Suite 100, Menlo Park, California 94025.

(4) Consists of 14,955 shares held by TCV III (GP), 71,034 shares held by TCV III, L.P., 1,888,010 shares held by TCV III (Q), L.P. and 85,498 shares held by TCV III Strategic Partners, L.P., who are referred to collectively as the "TCV Funds." Jay C. Hoag and Richard H. Kimball are the sole managing members of Technology Crossover Management III, L.L.C., "TCM III", the general partner of each of the TCV Funds. Consequently, TCM III and Messrs. Hoag and Kimball may each be deemed to beneficially own all of the shares held by the TCV Funds. TCM III and Messrs. Hoag and Kimball each disclaim beneficial ownership of such shares, except to the extent of their respective pecuniary interest in those shares. Based upon information provided by Technology Crossover Ventures and affiliated entities'
    Schedule 13G, filed with the SEC January 31, 2000. The address for each of these entities is 575 High Street, Suite 400, Palo Alto, California 94301.

(5) Includes 15,000 shares of common stock issuable upon exercise of options within 60 days of December 31, 1999. Also includes 1,317,345 shares held by the G.J. & C.E. VanderBrug Family Limited Partnership. Dr. VanderBrug disclaims beneficial ownership of the shares held by the G.J. & C.E. VanderBrug Family Limited Partnership, except to the extent of his pecuniary interest therein. Does not include 37,865 shares of common stock held by Dr. VanderBrug's spouse. Dr. VanderBrug disclaims beneficial ownership of the shares held by his spouse. Dr. VanderBrug is our Executive Vice President and one of our directors.

(6) Consists of 996,000 shares held by Sunapee Securities, Inc. and 517,784 shares held by New Media Investors III, LLC. Mr. Maginn, one of our directors, is a director of Bain & Co., Inc., an affiliate of Sunapee Securities, Inc. and New Media Investors III, LLC. Mr. Maginn disclaims beneficial ownership of the shares held by the entities affiliated with Bain & Co., Inc., except to the extent of his pecuniary interest therein. The address for Mr. Maginn and Bain & Co., Inc. is Two Copley Place, Boston, Massachusetts 02116.

(7) Consists of 1,114,416 shares held by the Charles N. Corfield Trust u/a/d 12/19/91, a revocable trust of which Mr. Corfield is the sole trustee and 100,000 shares held by Mr. Corfield, individually, Mr. Corfield is one of our directors.

(8) Consists of 1,137,761 shares held by Integral Capital Partners IV, L.P. and 6,404 Integral Capital Partners IV MS Side Fund, L.P. The address for Integral Capital is 2750 Sand Hill Road, Menlo Park, California 94025.

(9) Consists of 999,999 shares held by Seruus Telecom Fund, L.P. and 100,000 shares held by Mr. Houser, individually. Mr. Houser, one of our directors, is the managing director of Seruus Ventures, an affiliate of Seruus Telecom Fund, L.P. Mr. Houser disclaims beneficial ownership of the shares held by Seruus Telecom Fund, L.P., except to the extent of his pecuniary interest therein.

(10) Includes 63,750 shares of common stock issuable upon the exercise of options within 60 days of December 31, 1999. Mr. Hughes is our Vice President, Finance and our Chief Financial Officer.

(11) Consists entirely of 71,250 shares of common stock issuable upon the exercise of options within 60 days of December 31, 1999. Mr. Henson is our Vice President, Engineering & Operations.

(12) Includes 170,000 shares of common stock issuable upon exercise of options within 60 days of December 31, 1999 and certain shares held by affiliates of such directors and executive officers.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION
                  CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY COMPENSATION

    The following table sets forth information concerning the annual and long-term compensation in each of the last two fiscal years for the Company's Chief Executive Officer and the next four most highly compensated executive officers (the "Named Executive Officers").

                                                                                   LONG-TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                               ANNUAL COMPENSATION (1)       ---------------------
                                            ------------------------------   SECURITIES UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR      SALARY     BONUS          OPTIONS (#)        COMPENSATION
---------------------------                 --------   --------   --------   ---------------------   ------------
Ofer Gneezy...............................    1999     $150,000   $135,000               --                  --
  President and Chief Executive Officer       1998      134,866     37,500           80,000                  --

Gordon J. VanderBrug......................    1999      135,000    122,400               --                  --
  Executive Vice President                    1998      122,240     33,750           60,000                  --

John G. Henson, Jr. (2)...................    1999      125,000     85,600           50,000                  --
  Vice President, Engineering & Operations    1998       67,898     30,000          200,000             $17,791(3)

Michael J. Hughes (3).....................    1999      120,000     75,750           50,000                  --
  Vice President, Finance and Chief
    Financial Officer                         1998       48,808     12,500          200,000                  --

------------------------

(1) Excludes certain perquisites and other benefits, the amount of which did not exceed 10% of the employee's total salary and bonus.

(2) Mr. Henson became Vice President, Engineering and Operations in June 1998.

(3) Mr. Hughes became Vice President, Finance and Chief Financial Officer in August 1998.

    The following table contains information concerning options to purchase common stock that we granted during the year ended December 31, 1999 to each of the officers named in the summary compensation table.

                                                                                                  POTENTIAL REALIZABLE
                                                                                                        VALUE AT
                                                    INDIVIDUAL GRANTS                                ASSUMED ANNUAL
                            -----------------------------------------------------------------           RATES OF
                                                    PERCENT OF TOTAL                            STOCK PRICE APPRECIATION
                                  NUMBER OF         OPTIONS GRANTED    EXERCISE                    FOR OPTION TERM(2)
                            SECURITIES UNDERLYING     TO EMPLOYEES     PRICE PER   EXPIRATION   -------------------------
NAME                         OPTIONS GRANTED(1)         IN 1999          SHARE        DATE          5%            10%
----                        ---------------------   ----------------   ---------   ----------   -----------   -----------
Ofer Gneezy...............             --                   --              --            --            --            --
Gordon J. VanderBrug......             --                   --              --            --            --            --
John G. Henson, Jr........         50,000                  2.5%          $4.00      6/3/2009    $2,142,000    $3,529,000
Michael J. Hughes.........         50,000                  2.5            4.00      6/3/2009     2,142,000     3,529,000

------------------------

(1) Shares underlying options generally vest over a four-year period, with 6.25% of the shares vesting on each of the first sixteen three-month anniversaries after the grant date. However, during the first year of employment, no shares underlying an option vest until the first anniversary of the optionee's employment when all of the shares that would have vested before such date become exercisable. For disclosure regarding terms of the stock options, see "1997 Stock Incentive Plan."

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent an estimate or projection of our future stock prices. Potential realizable value is determined by multiplying $28.75, the closing price of the common stock on the Nasdaq National Market on December 31, 1999, by the stated annual appreciated rate compounded annually for the term of the option, subtracting the exercise price or base price per share from the product, and multiplying the remainder by the number of options granted. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock and overall stock market conditions. There can be no assurance that the amounts reflected in the table will be achieved.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table contains information concerning option holdings for the year ended December 31, 1999 and at such date with respect to each of the officers named in the summary compensation table.

                                                                1999 YEAR-END OPTION VALUES
                                                 ---------------------------------------------------------
                                                      NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                     OPTIONS AT YEAR END         OPTIONS AT YEAR END(1)
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
Ofer Gneezy....................................     20,000         60,000       $ 553,000     $1,659,000
Gordon J. VanderBrug...........................     15,000         45,000         414,750      1,244,250
John G. Henson, Jr.............................     71,250        178,750       1,980,938      4,866,563
Michael J. Hughes..............................     63,750        186,250       1,769,063      5,078,438

------------------------

(1) Value is determined by subtracting the exercise price from $28.75, the closing price of the common stock on the Nasdaq National Market on December 31, 1999, multiplied by the number of shares underlying the options.

EMPLOYMENT AGREEMENTS

    We currently have employment contracts in effect with Ofer Gneezy, our President and Chief Executive Officer, Dr. VanderBrug, our Executive Vice President, Mr. Henson, our Vice President of Engineering and Operations, Mr. Hughes, our Vice President of Finance and Chief Financial Officer and
Mr. Giambalvo, our Senior Vice President of Worldwide Sales.

    iBasis and Mr. Gneezy are parties to an employment agreement, dated
August 11, 1997, governing his employment with iBasis as President and Chief Executive Officer. Under the terms of the employment agreement, Mr. Gneezy is to be paid a base salary of $125,000, and is eligible to receive an annual bonus at the discretion of the board of directors. iBasis and Dr. VanderBrug are parties to an employment agreement, dated August 11, 1997, governing his employment with iBasis as Executive Vice President. Under the terms of the employment agreement, Dr. VanderBrug is to be paid a base salary of $115,000, and is eligible to receive an annual bonus at the discretion of the board of directors. iBasis and Mr. Henson are parties to an employment agreement dated as of August 17, 1999 governing his employment with iBasis as Vice President, Engineering and Operations. Under the terms of the employment agreement, Mr. Henson is to be paid a base salary of $120,000, and is eligible to receive an annual bonus at the discretion of the chief executive officer or board of directors. iBasis and Mr. Hughes are parties to an employment agreement dated as of August 17, 1999 governing his employment with iBasis as Vice President, Finance and Chief Financial Officer. Under the terms of the employment agreement, Mr. Hughes is to be paid a base salary of $120,000, and is eligible to receive an annual bonus at the discretion of the chief executive officer or board of directors. iBasis and Mr. Giambalvo are parties to an employment agreement, dated as of February 8, 2000, governing his employment with iBasis as Senior Vice President of Worldwide Sales. Under the terms of the employment agreement, Mr. Giambalvo is to be paid a base salary of $185,000, and is eligible to receive an annual bonus at the discretion of the board of directors.

    We may terminate the employment agreements with Messrs. Gneezy and VanderBrug "for cause" or at any time upon at least thirty days prior written notice, and Messrs. Gneezy and VanderBrug may terminate their employment agreements "for good reason" or at any time upon at least thirty days prior written notice. If we terminate either of Messrs. Gneezy and VanderBrug without cause or if either resigns for good reason, we must continue to pay his base salary for one year and continue to provide health benefits for one year.

    We may terminate the employment agreements with Messrs. Henson, Hughes and Giambalvo "for cause" or at any time upon at least thirty days prior written notice, and Messrs. Henson, Hughes and Giambalvo may terminate their employment agreements for "good reason" or at any time upon at least thirty days prior written notice. If, within six months following an acquisition or change in control, we terminate either of Messrs. Henson, Hughes and Giambalvo without cause or if either resigns for good reason, we must continue to pay his base salary for nine months and continue to provide health benefits for nine months.

    The employment agreements with Messrs. Gneezy, VanderBrug, Henson, Hughes and Giambalvo entitle them to life insurance, health insurance and other employee fringe benefits to the extent that we make benefits of this type available to our other executive officers. All intellectual property that Messrs. Gneezy, VanderBrug, Henson, Hughes and Giambalvo may invent, discover, originate or make during the term of their employment shall be the exclusive property of iBasis. Each of Messrs. Gneezy, VanderBrug, Henson, Hughes and Giambalvo may not, during or after the term of his employment, disclose or communicate any confidential information without our prior written consent. Each employment agreement also contains a non-competition provision that is intended to survive the termination of each officer's employment for a period of one year. The agreements with Messrs. Gneezy and VanderBrug also provide that in the event of an acquisition or change in control, each of their options and restricted shares, if any, shall automatically become fully vested immediately prior to such event, and each such option shall remain exercisable until the expiration of such option or until it sooner terminates in accordance with its terms. The agreements with Messrs. Henson, Hughes and Giambalvo provide that in the event that we terminate the employment of the officer without cause, or the officer terminates his employment with "good reason," in either case within six months after the occurrence of an acquisition or change in control, then his options and restricted stock, if any, shall immediately vest and become exercisable, and each option shall remain exercisable until the expiration of the option or until it sooner terminates in accordance with its terms.

    We have also entered into a stock restriction agreement with Mr. Gneezy and Dr. VanderBrug. Under the terms of the agreement, if either Mr. Gneezy or Dr. VanderBrug leaves his employment with us, either because he terminates his employment voluntarily and without "good reason," or he is terminated "for cause," we have the right to purchase a percentage of the common stock held by him at the fair market value, as determined by our board of directors, on the date of the purchase by iBasis. The percentage we have the right to acquire under these circumstances decreases over time, from approximately 16.9% as of the date of this prospectus to 0% on or after August 26, 2000, at which time the agreement will terminate. The terms "good reason" and "for cause" have the same meanings as they do in the officers' employment agreements.

    In general, "good reason" as used in both the employment agreements and the stock restriction agreement of Messrs. Gneezy, VanderBrug, Hughes, Henson and Giambalvo is defined to mean any material change in the compensation, position, location of employment or responsibilities of the employee. "For cause" generally means gross negligence or willful misconduct of the employee, a breach of the employment agreement or the commission of a crime.

    Our employment agreement with Mr. Giambalvo also contains provisions relating to Mr. Giambalvo's relocation to the Boston area. Under the terms of Mr. Giambalvo's employment agreement, we have agreed to provide Mr. Giambalvo with $70,000 to cover his relocation expenses. In addition, we have agreed to guarantee a loan of up to $500,000 to Mr. Giambalvo for a period of six months, in the event he purchases a home in the Boston area before he sells his existing home.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee, which is composed of four directors, establishes and administers the Company's executive compensation policies and plans and administers the Company's stock option and other equity-related employee compensation plans. The Committee considers internal and external information in determining officers' compensation, including outside survey data.

COMPENSATION PHILOSOPHY

    The Company's compensation policies for executive officers are based on the belief that the interests of executives should be closely aligned with those of the Company's shareholders. The Compensation policies are designed to achieve the following objectives:

    - Offer compensation opportunities that attract highly qualified executives, reward outstanding initiative and achievement, and retain the leadership and skills necessary to build long-term shareholder value.

    - Maintain a significant portion of executives' total compensation at risk, tied to both the annual and long-term financial performance of the Company and the creation of shareholder value.

    - Further the Company's short and long-term strategic goals and values by aligning compensation with business objectives and individual performance.

COMPENSATION PROGRAM

    The Company's executive compensation program has three major integrated components, base salary, annual incentive awards, and long term incentives.

    BASE SALARY. Base salary levels for executive officers are determined annually by reviewing the competitive pay practices of internet Telephony Companies of similar size and market capitalization, the skills, performance level, and contribution to the business of individual executives, and the needs of the Company. Overall, the Committee believes that base salaries for executive officers are approximately competitive with median base salary levels for similar positions in these internet Telephony Companies.

    INCENTIVE AWARDS. The Company's executive officers are eligible to receive cash bonus awards designed to motivate executives to attain short-term and longer-term corporate and individual management goals. The Committee establishes annual incentive opportunities for each executive officer in relation to his or her base salary. Awards under this program are based on the attainment of specific Company performance measures established by the Compensation Committee early in the fiscal year, and by the achievement of specified individual objectives and the degree to which each executive officer contributes to the overall success of the Company and the management team. In 1999 the formula for these bonuses was based on a combination of individual objectives and Company financial performance objectives. The Company's performance generally met the objectives set by the Committee in 1999.

    LONG TERM INCENTIVES. The Committee believes that stock options are an excellent vehicle for compensating its officers and employees. The Company provides long term incentives through its 1997 Stock Incentive Plan, as amended, the purpose of which is to create a direct link between executive compensation and increases in shareholder value. Stock options are granted at fair market value and vest in quarterly installments, generally over four years. When determining option awards for an executive officer, the Committee considers the executive's current contribution to Company performance, the anticipated contribution to meeting the Company's long-term strategic performance goals, and industry practices and norms. Long-term incentives granted in prior years and existing levels of stock ownership are also taken into consideration. Because the receipt of value by an executive officer under a stock option is dependent upon an increase in the price of the Company's Common Stock, this portion of the executive's compensation is directly aligned with an increase in shareholder value.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The Chief Executive Officer's base salary, annual incentive award and long-term incentive compensation are determined by the Committee based upon the same factors as those employed by the Committee for executive officers generally. Mr. Gneezy's annualized base salary for the year ended December 31, 1999 was $150,000. The Chief Executive Officer may also be entitled to an annual cash bonus depending on the Company's achievement of certain performance objectives, including certain growth milestones in sales and financial performance during a fiscal year, as compared to the preceding fiscal year. Any such cash bonus will be computed on a formula basis established by the Committee. For the year ended December 31, 1999, Mr. Gneezy was paid a cash bonus of $135,000.

    Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain executives of public companies. Having considered the requirements of Section 162(m), the Committee believes that grants made pursuant to the Company's 1997 Stock Incentive Plan, as amended, meet the requirement that such grants be "performance based" and are, therefore, exempt from the limitations on deductibility. Historically, the combined salary and bonus of each executive officer has been well below the $1 million limit. The Committee's present intention is to comply with
Section 162(m) unless the Committee feels that required changes would not be in the best interest of the Company or its shareholders.

                                      Respectfully Submitted by the Compensation
                                      Committee,

                                            Ofer Gneezy
                                            John Jarve
                                            Izhar Armony
                                            Charles Skibo

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    With the exception of Mr. Gneezy, no member of the Committee is or has been an officer or employee of ours. All decisions regarding the compensation of our executive officers for the fiscal year ended December 31, 1999 were made by the Committee, except that Mr. Gneezy did not participate in deliberations or decisions regarding his own compensation. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or the Committee.

COMPENSATION OF DIRECTORS

    Our directors do not receive cash compensation for their services as directors. However, non-employee directors are reimbursed for travel expenses. We maintain directors' and officers' liability insurance and our by-laws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation limits the liability of our directors to either the Company or its stockholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law.

    Messrs. Gneezy and VanderBrug, each of whom is both a director and executive officer of iBasis, received a stock option grant in 1998 for their service as officers of the Company. See "Executive Compensation." In addition, in September 1999, each of Messrs. Skibo and Redfield received an option to purchase 80,000 shares of common stock under the Company's 1997 Stock Incentive Plan, with such options vesting in equal 25% increments on the date of each of the next four annual meetings of our stockholders following our initial public offering, beginning with the annual meeting to take place in 2000, provided that the director is re-elected to the board of directors at such meeting. Each of the other non-employee members of the board of directors, including Messrs. Armony, Houser, Jarve, Corfield, and Maginn, received an option to purchase 40,000 shares of common stock on the same terms. The vesting of each of the options will accelerate by 12 months, or 25% of the total grant, in the event of a change in control of the Company, as defined in the option agreements.

SECTION 16(A)--BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's officers, directors, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file reports of ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission and the Company. Based on the Company's review of copies of such forms, most officers, directors and 10% holders complied with his/her obligations in a timely fashion with respect to transactions in securities of the Company during the year ended December 31, 1999. Mr. Corfield filed a delinquent Form 4 for the month of November and Mr. Giambalvo filed a delinquent Form 3 in February 2000.

STOCK PERFORMANCE GRAPH

    The following graph compares the cumulative total returns for the Company's Common Stock with the comparable return for the Nasdaq Stock Market Index and the Nasdaq Electronic Components Stock Index (SIC Code 4813), as calculated by the Center for Research in Security Prices at the University of Chicago, Graduate School of Business, for the period beginning November 9, 1999 (the date on which the Company's Common Stock was first registered with the SEC) and ending December 31, 1999.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            IBASIS   COMP   SIC4813
11/10/2003  100.00  100.00   100.00
11/11/1999   90.06  101.31   101.68
11/12/1999   86.34  102.07   104.18
11/15/1999   90.37  102.01   105.23
11/16/1999   86.49  104.34   107.51
11/17/1999   79.35  103.59   106.51
11/18/1999   82.61  106.06   106.51
11/19/1999   86.80  106.76   105.95
11/22/1999   83.85  107.50   103.58
11/23/1999   79.19  105.92   103.58
11/24/1999   78.57  108.38   103.58
11/25/1999   78.57  108.38   103.58
11/26/1999   84.01  109.25   105.07
11/29/1999   96.89  108.41   103.94
11/30/1999   84.16  105.71    99.23
12/01/1999   90.68  106.27    97.01
12/02/1999   94.25  109.41    98.66
12/03/1999   98.14  111.55   101.39
12/06/1999   91.77  112.36   101.15
12/07/1999   91.93  113.66   101.62
12/08/1999   90.37  113.63   100.96
12/09/1999   90.68  113.89   100.96
12/10/1999   89.60  114.71   103.48
12/13/1999   91.77  115.91   105.42
12/14/1999   84.63  113.17   103.25
12/15/1999   77.17  114.77   103.25
12/16/1999   73.60  117.72   106.75
12/17/1999   67.70  118.92   109.82
12/20/1999   63.66  119.90   111.02
12/21/1999   71.12  123.93   112.53
12/22/1999   69.25  124.76   111.89
12/23/1999   74.53  125.78   114.90
12/24/1999   74.53  125.78   114.90
12/27/1999   77.64  125.96   112.60
12/28/1999   85.40  125.86   115.16
12/29/1999   78.88  128.06   115.25
12/30/1999   78.88  127.91   113.76
12/31/1999   71.43  128.94   115.38

PROPOSAL NO. 1--ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes. Each class serves a three-year term. The Class 1 Directors' term will expire at the Meeting. All directors will hold office until their successors have been duly elected and qualified.

    The Board has nominated Gordon VanderBrug and Charles Houser for reelection as Class 1 Directors, to hold office until the Annual Meeting of Shareholders to be held in 2003 and until their respective successors are duly elected and qualified. Shares represented by all proxies received by the Board of Directors and not marked so as to withhold authority to vote for Messrs. VanderBrug and Houser will be voted FOR the election of all nominees. The nominees have indicated their willingness to serve, if elected; however, if Messrs. VanderBrug and Houser should be unable or unwilling to serve, the proxies will be voted for the election of a substitute nominee designated by the Board of Directors or for fixing the number of directors at a lesser number.

    The following table sets forth for the nominee to be elected at the Meeting and for each director whose term of office will extend beyond the Meeting, his age, the position(s) currently held by each nominee or director with the Company, the year such nominee or director was first elected a director, the year each nominee's or director's term will expire and the class of director of each nominee or director.

                                                                                         YEAR TERM
                                                                                           WILL      CLASS OF
NOMINEE OR DIRECTOR'S NAME    AGE             POSITION(S) HELD          DIRECTOR SINCE    EXPIRE     DIRECTOR
--------------------------  --------   -------------------------------  --------------   ---------   --------
Ofer Gneezy (1)..........      48      President and Chief Executive         1996          2002         3
                                       Officer, Director
Gordon J. VanderBrug.....      57      Executive Vice President,             1996          2000         1
                                       Director
Charles N. Corfield (2)...     40      Director                              1997          2002         3
John Jarve (1)...........      44      Director                              1998          2001         2
Charles S. Houser (2)....      56      Director                              1997          2000         1
Charles M. Skibo (1).....      61      Director                              1999          2001         2
Carl Redfield (2)........      53      Director                              1999          2002         3

------------------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

    MR. GNEEZY has served as the President, Chief Executive Officer and as a director of the Company since our formation in August 1996. From 1994 to 1996, Mr. Gneezy was President of Acuity Imaging, Inc., a multinational public company focused on the industrial automation industry. From 1980 to 1994, prior to being renamed Acuity Imaging in connection with a merger with Itran, Mr. Gneezy was an executive of Automatix Inc., a public industrial automation company, most recently serving as its President and Chief Executive Officer. Mr. Gneezy graduated from Tel-Aviv University, obtained his Masters of Science from the Massachusetts Institute of Technology and is a graduate of the Advanced Management Program of the Harvard Business School.

    DR. VANDERBRUG has served as Executive Vice President and as a director of the Company since October 1996. From 1991 to 1996, Dr. VanderBrug was the Director of Marketing, Electronic Imaging Systems of Polaroid Corporation. In 1980 Dr. VanderBrug co-founded Automatix, Inc. Dr. VanderBrug received his B.A. in mathematics from Calvin College, an M.A. in mathematics from Wayne State University, and his Ph.D. in computer science from the University of Maryland.

    MR. CORFIELD has been a director of the Company since September 1997. Mr.Corfield has been a partner at each of Whitman Capital and Mercury Capital, both investment firms, since 1996. Mr. Corfield serves on the board of directors of Liberate Technologies, a web-based, enhanced television company.

Mr. Corfield co-founded Frame Technology, a software company, in 1986 and was a member of its board of directors and its Chief Technology Officer until it was acquired by Adobe Systems in 1995.

    MR. JARVE has been a director of the Company since August 1998. Since 1985, Mr. Jarve has been employed by Menlo Ventures, a venture capital firm focused on the software, communications, health care, and Internet sectors, where he currently serves as a general partner and managing director. Mr. Jarve serves on the board of directors of Digital Insight Corporation, a provider of Internet banking services. Mr. Jarve received a B.S. and M.S. in electrical engineering from the Massachusetts Institute of Technology and an M.B.A. from Stanford University.

    MR. HOUSER has been a director of the Company since October 1997. He is currently a principal and managing director of Seruus Capital Partners, LP and Seruus Telecom Fund, LP. Mr. Houser is the Chairman and Chief Executive Officer of State Communications Inc. (d/b/a Trivergent Communications), a telecommunications company. He was Executive Vice President of LCI International, a long-distance company, from October 1995 until May 1996. Prior to that date, he was Chairman and CEO of Corporate Telemanagement Group from its inception in November 1989 until its sale to LCI International in September 1995.

    MR. SKIBO has been a director of the Company since September 1999. Currently, Mr. Skibo is the Chief Executive Officer and Chairman of Colo.com, a provider of facilities and co-location services to the communication and information technology industries. Since 1994, Mr. Skibo has served as Chairman and Chief Executive Officer of Strategic Enterprises and Communications, Inc., a venture capital firm. Mr. Skibo also serves as Chairman and Chief Executive Officer of Allied Telecommunications, a communications company. From 1985 to 1987, Mr. Skibo was President and CEO of US Sprint and its predecessor company, U.S. Telecom.

    MR. REDFIELD has been a director of the Company since September 1999.
Mr. Redfield has been Senior Vice President, Manufacturing and Logistics of Cisco since February 1997. From September 1993 to February 1997, Mr. Redfield was Vice President of Manufacturing at Cisco. Mr. Redfield also is a director of CTC Communications Corp., and VA Linux Systems, Inc. Mr. Redfield received a B.S. in Materials Engineering from Rensselaer Polytechnic Institute.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors held a total of 9 meetings during the year ended December 31, 1999. During that period the Audit Committee of the Board did not hold any meetings and the Compensation Committee of the Board held 2 meetings. Each of the directors attended at least seventy-five percent (75%) of the meetings of the Board of Directors and committees of the Board on which the director served during the year.

    The Compensation Committee consists of Messrs. Gneezy, Armony, Jarve and Skibo. The Compensation Committee determines the compensation of the Company's senior management and administers the Company's stock option plans. The Audit Committee consists of Messrs. Corfield, Armony and Redfield. The Audit Committee recommends engagement of the Company's independent auditors, consults with the Company's auditors concerning the scope of the audit, reviews the results of their examination, reviews and approves any material accounting policy changes affecting the Company's operating results, and reviews the Company's financial controls.

    The Board of Directors has no standing nominating committee.

CERTAIN TRANSACTIONS

    SERIES C PREFERRED STOCK. In July 1999, we issued 5,744,103 shares of Series C preferred stock to a number of independent investors, our founders and certain existing shareholders at a purchase price of

$4.37 per share, for a total cash consideration to us of approximately
$25.1 million. In this transaction, we sold 4,577 shares of Series C preferred stock to Ofer Gneezy, 114,416 shares to the Charles N. Corfield Trust, 37,500 shares to Charles S. Houser, 12,429 shares to Charles River VIII-A LLC, 674,071 shares to Charles River Partnership VIII, LP, 121,234 shares to the Melvin C. VanderBrug Trust, 658,829 shares to Menlo Ventures VII, L.P., 27,671 shares to Menlo Entrepreneurs Fund VII, L.P., 517,784 shares to New Media Investors III, LLC, 1,888,010 shares to TCV III (Q), L.P. and an aggregate of 171,487 shares to affiliates of TCV III (Q). All of the outstanding Series C preferred stock automatically converted into common stock on a share-for-share basis upon the closing of our initial public offering.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE.

            PROPOSAL NUMBER 2--RATIFICATION OF SELECTION OF AUDITORS

    The Board of Directors has appointed the firm of Arthur Andersen, LLP, certified public accountants, to serve as independent auditors for the fiscal year ending December 31, 2000. Arthur Andersen, LLP has served as the Company's independent auditors since 1996. It is expected that a member of the firm of Arthur Andersen, LLP will be present at the Meeting and will be available to make a statement and to respond to appropriate questions. If the shareholders do not ratify the selection of Arthur Andersen, LLP, the Board of Directors may consider selection of other independent certified public accountants to serve as independent auditors, but no assurances can be made that the Board of Directors will do so or that any other independent certified public accountants would be willing to serve.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S AUDITORS.

                               VOTING PROCEDURES

    The affirmative vote of a plurality of the shares of the Company's Common Stock present or represented at the Meeting and entitled to vote is required for the election of each Class 1 Director and the affirmative vote of a majority of such shares is required for the ratification of the appointment of the Company's auditors. For purposes of determining whether a proposal has received a majority vote, abstentions will be included in the vote totals, with the results that an abstention will have the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial holders who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote. Shares that abstain or for which the authority to vote is withheld on certain matters will, however, be treated as present for quorum purposes on all matters.

                                 OTHER BUSINESS

    The Board of Directors knows of no business which will be presented for consideration at the Meeting other than that stated above. If other business should come before the Meeting, the persons named in the proxies solicited hereby, each of whom is an employee of the Company, may vote all shares subject to such proxies with respect to any such business in the best judgment of such persons.

                             SHAREHOLDER PROPOSALS

    It is currently contemplated that the 2001 Annual Meeting of Shareholders will be held on or about May 24, 2001. Proposals of shareholders intended for inclusion in the proxy statement to be furnished to all shareholders entitled to vote at the next annual meeting of the Company must be received at the Company's principal executive offices not later than December 15, 2000. It is suggested that proponents submit their proposals by certified mail, return receipt requested.

Dated: April 28, 2000

                           ANNUAL REPORT ON FORM 10-K

    A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999 will be furnished without charge to beneficial stockholders or stockholders of record upon request to Investor Relations, iBasis, Inc., 20 Second Avenue, Burlington, MA 01803.

IBS48B                         DETACH HERE


                                  PROXY

                               iBASIS, INC.

                PROXY FOR 2000 ANNUAL MEETING OF STOCKHOLDERS

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned stockholder of iBASIS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 2000, and hereby appoints Ofer Gneezy and Gordon VanderBrug, and each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Stockholders of iBasis, Inc. to be held on Wednesday, May 24, 2000 at 10:00 a.m., local time, at The Marriott, Rt. 128 and 3A (One Mall Road) Burlington, Massachusetts and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR IBASIS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

 -------------                                                    -------------
| SEE REVERSE |                                                  | SEE REVERSE |
|     SIDE    |    CONTINUED AND TO BE SIGNED ON REVERSE SIDE    |     SIDE    |
 -------------                                                    -------------

                                    DETACH HERE
IBS48A

                                                                                                        ____
                                                                                                            |
 ----  PLEASE MARK                                                                                          |
|    | VOTES AS IN
|    | THIS EXAMPLE
 ----


          1. ELECTION OF DIRECTORS
                                                                                   FOR    AGAINST    ABSTAIN
             NOMINEES: (01) Charles S. Houser and    2. PROPOSAL TO RATIFY AND     ---       ---        ---
             (02) Gordon VanderBrug                     APPOINT ARTHUR ANDERSEN   |   |     |   |      |   |
                                                        LLP AS INDEPENDENT        |   |     |   |      |   |
                                                        AUDITORS                   ---       ---        ---
                  FOR      WITHHELD
                 ----       ----
                |    |     |    |
                |    |     |    |
                 ----       ----


 ----
|    |
|    |
 ----   ______________________________________                 MARK HERE   ----        MARK HERE     ----
        For all nominees except as noted above                IF YOU PLAN |    |      FOR ADDRESS   |    |
                                                               TO ATTEND  |    |       CHANGE AND   |    |
                                                              THE MEETING  ----       NOTE AT LEFT   ----


                                                        Please sign exactly as your name(s) appear(s) hereon. All
                                                        holders must sign.

                                                        Corporation or partnership, please sign in full corporate
                                                        or partnership name by authorized person.



Signature: ________________________  Date: _________    Signature: ________________________  Date: _________